Securities Exchange Act of 1934 -- Form 8-K



                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                 FORM 8-K




PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                              Date of Report :
                             February 1, 2001
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                      CBL & ASSOCIATES PROPERTIES, INC.
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           (Exact name of registrant as specified in its charter)


      Delaware                   1-12494                  62-1545718
---------------------     ---------------------     ---------------------
   (State or other           (Commission                (IRS Employer
   jurisdiction of           File Number)               Identification
   incorporation)                                       Number)


     One Park Place, 6148 Lee Highway, Chattanooga, Tennessee 37421
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                (Address of principal executive offices)


            Registrant's telephone number, including area code:
                              (423) 855-0001
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                              Page 1

                        CBL & ASSOCIATES PROPERTIES, INC.
                             Conference Call Outline
                               Fourth Quarter 2000
                                February 1, 2001
                                   10:00 a.m.



Good morning. We appreciate your participation in today's call to discuss our results for the fourth quarter and the year 2000. With me today is Stephen Lebovitz, our President, and Kelly Sargent, our Director of Investor Relations, who will first read our Safe Harbor disclosure.

This conference call contains "forward-looking" statements within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. During our discussion today, references made to per share is based upon a fully diluted converted share. We direct you to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

I would like to note that a transcript of today's comments including the balance sheet, schedule of properties under construction and comprehensive debt schedule, will be filed as a form 8K later this morning, and will be available upon request, as well as available for replay on the Internet through a link on our website at cblproperties.com.

Thank you Kelly.

Income Statement Review
-----------------------
2000 was an extremely good year for us and our shareholders and yesterday was an exciting and rewarding day for CBL. As you know we announced that we have completed the acquisition of The Richard E. Jacobs interests in 21 malls and two associated centers. We acquired 100% interest in 16 of the malls and one of the associated centers and partial interest, ranging from 50% to 80%, in five of the malls and one of the associated centers. This acquisition brings our portfolio to 55.9 million square feet in 26 states and grows our tenant base from 6,000 tenants to 8,500, which further diversifies our portfolio tenant mix. In 2000 we continued to grow FFO at double digits through aggressive leasing, gains in occupancy levels, and our program of developing alternative revenue sources. We look forward to another good year in 2001 with the addition of these 23 new properties.

The 10.6% increase in FFO per share for the fourth quarter of 2000 consisted of the following:

1. Improved operations in our portfolio, or internal growth, accounted for 57.8% of this increase. This growth resulted primarily from higher occupancy levels, increased tenant recoveries and specialty rental income.

2. External growth accounted for 42.2% of the increase based primarily on the opening of one mall, one mall expansion, two associated centers, two community centers and the acquisition of one community center, all of which occurred during the last fifteen months.

3. During 2000, we sold 13 community centers for $51 million, recognizing a gain of $10.5 million. Had we not recycled capital in this manner, the per share increase in FFO for the year would have been 16.9% rather than the 15.9% reported, excluding a $3.1 million one time fee earned in the third quarter in 1999.

Other financial highlights for the quarter were:

1. Income from operations increased 16.9% to $20.6 million for the year from $17.8 million for the same period a year ago.

2. Same-center NOI increased 6% in the quarter over the prior-year period and 7% for the year.

3. Our cost recovery ratio increased to 100% year to date compared with 92% for the same period a year ago.

Our FFO calculation remains one of the most conservative in the industry as we exclude outparcel sales from the calculation due to the fluctuations which occur in the normal course of our development cycle. The inclusion of outparcel sales in the fourth quarter of 2000 would have increased FFO by $0.05 per share to $0.99 a share, from the $0.94 reported. For the full year, outparcel sales would have increased FFO by $0.15 per share to $3.72. Before consideration of outparcel sales, our dividend payout ratio for the quarter was 54.3%. Including outparcel sales, the payout ratio was 51.5%.

Capital Structure
-----------------
The details of our capital structure are listed in our earnings release, I will highlight a couple of areas. Consistent with our strategy, we convert variable rate debt to long-term non-recourse debt as soon as feasible once an asset is stabilized. In the fourth quarter we closed two separate fixed rate loans totaling $83 million on York Galleria in York, PA in Stroud Mall and in Stroudsburg, PA. The two loans have an average interest rate of 8.37% whereas the variable rate debt at that time was floating at approximately 7.6%. Even though this cost us $0.012 per share on our new shareholder base of 50 million shares and units after the Jacobs transaction, we continued with our strategy of eliminating interest rate risk when possible.

To protect ourselves against short-term interest rate risks we execute both interest rate swaps and cap agreements. Taking these swaps and caps into consideration, we had only $2.6 million of variable rate debt exposure at year-end, all of which is associated with properties under construction. With yesterday's closing we added an additional $120 million of variable rate debt.

A good indication of the strength of our balance sheet is the fact that, excluding normal principal amortization, we have only $14 million of debt maturities in the next twelve months in our original CBL portfolio. With yesterday's acquisition we have another $147 million of fixed rate debt on an additional three properties to refinance this year.

     Another measure is our EBITDA coverage ratio, which was 2.58 times interest expense this year compared with 2.53 times interest expense last year.

Capital Expenditures
--------------------
During 2000, we spent $10.0 million on revenue generating capital expenditures, $9.6 million on revenue neutral expenditures and $7.4 million on revenue enhancing capital expenditures. The revenue neutral and revenue enhancing capital expenditures are primarily remodeling and renovation costs with the majority being recovered from tenants. For the combined portfolio, we are projecting to spend $25 million in revenue generating, $28 in revenue neutral and $24 million on revenue neutral in calendar year in 2001.

Our proactive strategy of renovating and updating our properties continues. Last year we renovated and expanded Asheville Mall in Asheville, NC and expanded Meridian Mall in Lansing, MI. The Asheville Mall renovation and expansion was completed in November and includes 88,000 square feet of new small shop space, including a new food court, a parking deck and one department store expansion. At the end of the quarter the mall was 99% leased and committed. Improvements at Meridian Mall include the addition of a Jacobson's department store, which opened in October and a new food court that opened for the holidays. Hudson's, which will be renamed Marshall Field's, is completing a 50,000 square foot expansion of their store which is planned to open during the first quarter of 2001. We are also adding a Bed Bath and Beyond and a large format bookstore. These expenditures are representative of our commitment to investing in our properties, in order to enhance shareholder value.

Improved Operations - Internal Growth
-------------------------------------
Internal growth continued in 2000, as evidenced by record occupancy levels and continued increases in specialty leasing. For the fourth quarter, community centers again reported the highest occupancy at 97.8%. Our new mall occupancy calculations now exclude Parkway Place, because we are not renewing expiring leases in the existing mall due to the commencement of construction for the new mall. At Parkway Place, construction on the new Parisian department store is now well underway and it is scheduled to open this August.

Retail Outlook
--------------
Though we have talked in the past about the bankruptcies of some of the theater chains and certain smaller specialty retailers, we feel that the overall outlook for retail is best reflected in the positive reactions by retailers to the bankruptcy of Montgomery Ward. Currently, there is a great deal of excitement on the part of department stores and others in bidding for and acquiring the locations formerly occupied by Montgomery Ward. This validates what we have said all along about the inherent value in well-located, dominant regional malls. The misfortunes of Montgomery Ward have created tremendous opportunities for retailers and landlords who are eager to seize these locations. We have two Montgomery Ward's in our portfolio; one located in Asheville Mall, Asheville, NC and the other is Parkdale Mall in Beaumont, Texas. We have had considerable interest in both of these locations and are confident that the winning bidder will enhance the retail mix at both locations.

This week the May Company announced they will be entering the Nashville market area with Hecht's replacing Proffits. We are very excited about this new retailer coming to Tennessee and locating in our properties. The three properties in Nashville are CoolSprings Galleria, Hickory Hollow Mall and RiverGate Mall.

Last week, Loew's Cinema announced that the company plans to close some if its underperforming theaters. In the CBL portfolio, we have only one Loew's theater, located at Stroud Mall. This location is open and operating with seven screens in 18,500 square feet, and paying $350,000 in annual rent. To recap previous announced closings, we have 5 theaters that have closed. They are Post Oak Mall in College Station, TX, two at Georgia Square in Athens, GA, and one each at CoolSprings Crossing in Nashville, TN and Burnsville Center in Burnsville, MN. These theaters total 90,000 square feet and the total annual rent for closed locations is $1.2 million. There are two closed General Cinema theaters in the former Jacobs portfolio, Columbia Mall in Columbia, SC and Hanes Mall in Winston-Salem, NC. We are actively seeking replacements for these locations. At Burnsville we are replacing the closed theater inside the mall with Old Navy.

Last week JC Penney's announced the closing of 50 stores. The only one impacting CBL's now expanded portfolio is located at Citadel Mall in Charleston, South
Carolina and that property is owned by JC Penney. Target this week purchased this location from JC Penney's and expects to open in 2002 at the Citadel Mall.

During the third quarter, Paul Harris filed for bankruptcy. CBL's now expanded portfolio has 11 Paul Harris locations, with 48,700 square feet, providing $1.4 million in total revenues. All these stores are located in prime mall locations and remain open today. National Tire and Battery, a division of Sears, announced certain store closings and we have seven of these stores in our portfolio.
One location has closed outside the Hanes Mall in Winston-Salem, NC.

This past month, Home Place by Waccamaw also notified us of their Chapter 11 filing. We have three locations in our portfolio and were notified that two stores are closing. They are at Cortlandt Towne Center in Cortlandt, NY and Kingston Overlook in Knoxville, TN. These two stores combined pay an annual rent of $1.7 million.

     During the question and answer portion of our conference call this morning, Ross Nusbaum of Solomon, Smith, Barney asked whether or not we had any ShopKo stores in our portfolio. John Foy responded in the negative when, in fact, we have picked up two ShopKo stores as a result of our acquisition of the Jacobs' properties on January 31st. One is located in an associated center at West Towne Crossing in Madison, Wisconsin and the second store serves as an anchor at the Kentucky Oaks Mall in Paducah, Kentucky. The store at Kentucky Oaks is on the Shopko closure list. We view this as an opportunity much along the lines of the Montgomery Ward store closures in that ShopKo's building is situated on a ground lease for which they are only paying $2.30 per square foor in rent.

Leasing
-------
In the fourth quarter we leased approximately 215,000 square feet with average renewal rents for the quarter up 16.2% over the prior rent and percentage rent in the malls, 10.3% in associated centers, and 7.7% in the community centers. Continued strength in renewal leasing is an important component of our internal growth as we re-lease the square footage scheduled to roll over in our properties this year. We have 1.6 million rolling over in the combined portfolio, including community centers, associated centers and the malls.

I will now call on Stephen Lebovitz to discuss developments, disposition and acquisitions.

Developments
------------


Currently we have 1.5 million square feet under construction, which includes The Lakes Mall in Muskegon, MI; Parkway Place in Huntsville, AL; one mall expansion, Meridian Mall; and one community center, Creekwood Crossing, in Bradenton, FL. These four projects represent a total investment of approximately $144 million, of which $72 million has been invested through December 31, 2000. Construction loans are in place for the remaining costs. Initial unleveraged yields on these centers are expected to range from 9% to 11% after management and development fees. Excluding these fees, the yields would increase by approximately 140 basis points.

Our mall development pipeline today includes the Mall of South Carolina in Myrtle Beach; which is a joint venture with the landowner, Burroughs & Chapin. As we have discussed in previous calls, proceedings concerning permitting and the establishment of government funding levels for certain infrastructure improvements have delayed this project. The case was heard in January before the South Carolina Supreme Court, and we anticipate a decision to be rendered within the next six months, which should provide for a Fall 2003 opening. We are cautiously optimistic that the decisions will allow us to soon begin construction on this project. In addition to Myrtle Beach, there are a number of both mall and community center projects in the planning phase.

Dispositions/Acquisitions
-------------------------
During the last twelve months we sold $51 million of community center assets. The sales proceeds have been primarily used to retire debt. Although this results in a short-term reduction in FFO, these transactions enable us to maximize return on our capital. We continue to pursue additional dispositions of selected community centers in "one-off' transactions and will report those as they occur. The select disposition of assets continues to be a priority for us, but we will only do so if the transaction enhances shareholder value.

     On January 19, we held a Special Shareholders meeting to vote on the acquisition of the Richard E. Jacobs interests in 21 malls and two associated centers for approximately $1.3 billion in total consideration. Both of the items voted on at this meeting were approved by our shareholders and yesterday we closed the transaction with the Jacobs group. At the end of the fourth quarter the occupancy for the former Jacobs properties was 89%, which is actually ahead of our leasing projections. We expect this level of occupancy to somewhat decrease in the first quarter, as a result of exiting seasonal tenants, bankruptcies and normal fallout.

     Between the time of the transaction's announcement and its closing, we negotiated the additional buyout of third party partners interest in 3 malls and one associated center. We also acquired an additional 10% interest in Kentucky Oaks Mall, a joint venture with the Cafaro Company, which brings our total ownership of that project to 50%. The consideration for these buyouts totaled $68 million, which was paid for with $19.4 million of SCU's and the assumption of $48.7 million of additional non-recourse debt.

     Today we are fully operational in our leasing, management, marketing, and all other aspects of the former Jacobs properties. Our leasing team has added six new individuals and implemented its new regional structure. These new employees have been assigned since January 1 to these properties, we are already seeing results. All billing and collections for the new properties has been on our systems have been tested and verified for over 45 days. We have also hired and trained property account managers for each of the new malls and have implemented our decentralized management and accounting system. In our MIS department our systems are on-line and in fact each mall has new individual web sites, which are now on-line and consistent with CBL's Great Shopping Centers marketing campaign. Our management team has been very active in preparing for this transaction and has developed a mentoring program whereby the management team from one of the existing malls will be working on a daily basis with the new management team to assist in achieving a seamless integration. Much has been developed, refined and redefined for accomplishing our goals and we are now confident as we begin implementing this program today.

     This year our redevelopment plans include focusing on renovations at Cary Towne Center in the Raleigh market and Hanes Mall located in Winston-Salem. These two malls are in the top five revenue producers acquired. We also are scheduling the renovation of Fashion Square Mall in Saginaw, MI and have several substantial renovations also in the planning stage. As we have said before we see growth opportunities in every aspect of this acquisition.

Retail Sales
------------

Though a large number of prominent retailers have reported sales declines, sales were flat, for 2000 in our portfolio resulting in sales for the year of $284 per square foot. We recognize that retail REITs report sales using different parameters and realize that it is essential to have comparable reporting. We support the industry's effort to standardize sales reporting. We feel that we have always been conservative in our calculation of sales, which includes all mall stores of less than 30,000 square feet, and excludes theaters. Even though per square foot sales could be increased substantially by reducing this criterion to 10,000 square feet, we prefer to gauge our results from as many tenants as possible and report sale per occupied square foot per month.

Occupancy costs as a percentage of sales at our malls was 11.87% for the twelve months ending December 31, 2000 compared to 11.5% for the twelve months ending December 31, 1999. A part of this increase is a result of our recovery of a portion of the ongoing capital improvements made to our properties. At the end of the fourth quarter the occupancy cost in the former Jacobs malls was 9.5%.

     Last year we announced the addition of BigFatWow! to the CBL mall portfolio. BigFatWow! is an entertainment destination kiosk where shoppers can access the Internet. The Jacobs group had entered into a similar agreement with CyberXpo. Last month BigFatWow! acquired CyberXpo creating one leading internet kiosk destination where shoppers can access the Internet free of charge.

In the technology arena during the coming year, we will continue to focus on two things: improving the shopping experience of our customers and creating additional revenue.

Outlook
-------

     We will continue with our conservative approach to our business, and remain confident in our ability to grow. We are comfortable with our current 2001 First Call consensus estimate of $3.94 and will publicly announce any revisions to this estimate, should they occur.

o Integration of the newly acquired properties is a challenge for which the CBL team is fully prepared. The lower occupancy costs and occupancy levels in the now acquired Jacobs portfolio provides us with tremendous opportunity to continue the growth of our company and increase our FFO.
o With yesterday's acquisition we added more than 12 million operating partnership units to our equity capitalization which now consists of approximately 50 million shares and units.
o The refinancing and sale of assets affords us the opportunity to further strengthen our balance sheet. We believe our opportunities will always exceed our capital and we will continue to focus on maximizing the returns on our capital.
o Bankruptcies and tenant reorganizations may continue and if so will result in short-term adverse impacts although they will create long-term opportunities.
o We are committed to converting today's challenges into opportunities for tomorrow's growth.

That concludes our conference call. We will be glad to answer questions.


                                    Renewal Leasing Year to Date

                           Prior PSF
                       Rent & Percentage    New PSF            New PSF         % Change     %Change
                             Rent           Rent-Initial       Rent-Avg.       Initial      Average
                        -----------         -----------       --------         --------     -------

Malls                       $23.36           $25.05            $25.75           7.2         10.2

Associated Centers            9.88            11.04            11.09           11.7         12.2

Community Centers            10.34            11.14            11.53            7.7         11.5



             Total Leasing Compared to Tenants Vacating Year to Date
                          Leased         Avg. Rate       Vacated       Avg. Rate
                          ------         ---------       -------       ---------
Malls                    772,158         $ 27.26         344,132      $18.99

Associated Centers        50,687           11.08          62,650       12.02

Community Centers        324,404           11.73         104,369       12.23

                                Restated FFO - eliminate the add back of written off development costs
                                        (In thousands, except per share amounts)

                                          First          Second          Third        Fourth          Year
                                         Quarter        Quarter         Quarter      Quarter         Ended
Reported
----------
FFO                                      $27,310         $27,604        $31,065        $31,968       $117,947

FFO per Diluted Share                       0.74            0.75           0.84           0.87           3.21

Restated
----------
FFO                                      26,568          27,458          30,983         31,264        116,273

FFO Per Diluted Share                      0.72            0.75            0.84           0.85           3.16

Write off of development costs no
longer added back                           742             146              82            704          1,674

                                          Properties Under Construction
                                             As of December 31, 2000
                                          -----------------------------
         Property                   Location                  Sq. Ft.     Amount
        --------------------       --------------            --------  ------------

        The Lakes Mall             Muskegon, MI              610,000   $ 40,416,000

        Meridian Mall Expansion    Lansing, MI               178,000     41,673,000

        Creekwood Crossing         Bradenton, FL             404,000     20,063,000

        Coastal Way - Phase II     Spring Hill, FL            46,000      3,444,000

                                                            ---------  ------------
        Sub Total                                           1,238,000  $105,596,000
                                                                       ============
        Parkway Place*             Huntsville, AL        **  633,000   $42,262,000

        Sub Total                                          1,871,000
          Less exisiting at Parkway Place                    383,000
                                                           ---------
        TOTAL                                              1,488,000   $147,857,000
                                                           =========   ============
        -----------------------------------------------------------------------------
         *50% share of JV with Colonial
         ** 250,000 New Square Feet



                          CBL & Associates Properties, Inc.
                           Consolidated Balance Sheets
                    (Dollars in thousands, except share data)
                              (UNAUDITED)
                              (PRELIMINARY)
                                                                   September 30,           December 31,
                                                                      2000                    1999
                                                                   ----------             ----------

ASSETS
Real estate assets:

  Land                                                             $  290,366             $  284,881
  Buildings and improvements                                        1,919,619              1,834,020
                                                                   ----------             ----------
                                                                    2,209,985              2,118,901
    Less: Accumulated depreciation                                  (271,046)              (223,548)
                                                                   ----------             ----------
                                                                    1,938,939              1,895,353
  Developments in progress                                            101,675                 65,201
                                                                   ----------             ----------
    Net investment in real estate assets                            2,040,614              1,960,554
Cash and cash equivalents                                               5,184                  7,074
Receivables:
  Tenant                                                               29,641                 21,557
  Other                                                                 3,472                  1,536
Mortgage notes receivable                                               8,756                  9,385
Other assets                                                           27,898                 18,732
                                                                   ----------             ----------
                                                                   $2,115,565             $2,018,838
                                                                   ==========             ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Mortgage and other notes payable                                   $1,424,337             $1,360,753
Accounts payable and accrued liabilities                               78,228                 64,236
                                                                   ----------             ----------
  Total liabilities                                                 1,502,564              1,424,989
Distributions and losses in excess of investment
 in unconsolidated affiliates                                           3,510                  3,212
                                                                   ----------             ----------
Minority interest                                                     174,665                170,750
                                                                   ----------             ----------
Commitments and contingencies (Note 2)
Shareholders' Equity:
  Preferred stock, $.01 par value, 5,000,000 shares
     authorized,  2,875,000 outstanding in 2000 and 1999                   29                     29
  Common stock, $.01 par value, 95,000,000 shares authorized
     25,067,287 and 24,590,936 shares issued and outstanding
     in 2000 and 1999, respectively                                       250                    248
  Additional paid - in capital                                        462,480                455,875
  Accumulated earnings (deficit)                                     (27,935)               (36,265)
                                                                   ----------             ----------
    Total shareholders' equity                                        434,825                419,887
                                                                   ----------             ----------
                                                                   $2,115,565             $2,018,838
                                                                   ==========             ==========

                        CBL & Associates Properties, Inc.
             Mortgage Loans Outstanding and Interest Rate In Effect
                             As of December 31, 2000
                                 (In thousands)
                                                                     MORTGAGE                INTEREST
                        CENTER                                        BALANCE                 RATE
CONVENTIONAL FIXED RATE
-----------------------
34TH ST CROSSING                                                        $1,433               10.625%
58 CROSSING                                                                664               10.125%
BENNINGTON PLACE                                                           510               10.250%
BJ'S PLAZA                                                               3,112               10.400%
BONITA LAKES MALL                                                       28,936                6.820%
BONITA CROSSING                                                          9,067                6.820%
BRIARCLIFF SQUARE                                                        1,556               10.375%
BURNSVILLE CENTER                                                       74,184                8.000%
CORTLAND TOWNE CENTER                                                   51,949                6.900%
CEDAR BLUFF CROSSING                                                     1,129               10.625%
COLLEGE SQUARE                                                          14,726                6.750%
COLLETON SQUARE                                                            909                9.375%
COLLINS PARK COMMONS                                                       727               10.250%
COOLSPRINGS GALLERIA                                                    64,654                8.290%
COSBY STATION                                                            3,959                8.500%
COURTYARD AT HICKORY HOLLOW                                              4,366                6.770%
EAST RIDGE CROSSING                                                        689               10.125%
FRONTIER MALL                                                            1,960               10.000%
GENERAL CINEMA                                                              12                9.000%
GREENPORT TOWNE CENTER                                                   4,165                9.000%
HAMILTON CORNER                                                          3,063               10.125%
HAMILTON PLACE                                                          70,251                7.000%
HICKORY HOLLOW MALL                                                     93,775                6.770%
HENDERSON SQUARE                                                         6,313                7.500%
JANESVILLE MALL                                                         16,010                8.375%
JEAN RIBAUT                                                              3,661                7.375%
LONGVIEW CROSSING                                                          405               10.250%
MADISON PLAZA                                                            1,545               10.125%
NORTH HAVEN CROSSING                                                     6,740                9.550%
NORTHWOODS PLAZA                                                         1,178                9.750%
OAK HOLLOW MALL                                                         49,585                7.310%
PARK PLACE                                                                 952               10.000%
PERIMETER PLACE                                                          1,378               10.625%
RIVERGATE MALL                                                          75,789                6.770%
SEACOAST SHOPPING CENTER                                                 5,452                9.750%
SHENANDOAH CROSSING                                                        509               10.250%
SPRINGHURST TOWNE CENTER                                                22,532                6.650%
ST CLAIR SQUARE                                                         73,047                7.000%
                                      -11-

STROUD MALL                                                             32,500                8.420%
SUBURBAN PLAZA                                                           8,546                7.875%
THE TERRACE                                                             10,147                7.300%
TURTLE CREEK MALL                                                       32,868                7.400%
UVALDE PLAZA                                                               660               10.625%
VALLEY COMMONS                                                             879               10.250%
VILLAGE AT RIVERGATE                                                     3,580                6.770%
WALNUT SQUARE                                                              729               10.125%
WALNUT SQUARE                                                              389               10.000%
WESTGATE CROSSING                                                        9,876               8.5000%
WESTGATE MALL                                                           46,724                6.950%
WILLOW SPRINGS PLAZA                                                     4,567                9.750%
YORK GALLERIA                                                           52,000                8.340%
                                                               ----------------
                                                                      $904,357
UNCONSOLIDATED:
---------------
GOVERNORS SQUARE         47.5%                                          16,406                8.230%
PLAZA DEL SOL            50.0%                                           2,546                9.150%
MADISON SQUARE           50.0%                                          23,825                9.250%
                                                               ----------------
                                                                       $42,777
MINORITY INVESTOR INTEREST:
---------------------------
HAMILTON CORNER          10%                                             (306)               10.125%
HAMILTON PLACE           10%                                           (7,025)                7.000%
THE TERRACE              10%                                             (812)                7.300%
MADISON PLAZA            25%                                             (386)               10.125%
OAK HOLLOW MALL          25%                                          (12,396)                7.310%
PARK PLACE                5%                                              (48)               10.000%
ERMC                     25%                                              (39)                8.000%
UVALDE PLAZA             25%                                             (165)               10.625%
                                                               ----------------
                                                                     ($21,177)

TOTAL CONVENTIONAL FIXED RATE                                         $925,957
                                                               ----------------
WEIGHTED AVERAGE INTEREST RATE                                          7.537%
                                                               ----------------

CONVENTIONAL FLOATING RATE
--------------------------
COST OF CAPS
PARKWAY PLACE  50%                                Swap  *               $5,627               7.3361%
ARBOR PLACE                                       Swap  *               99,300               7.1111%
ASHEVILLE MALL                                    Swap  *               51,000               6.9861%
ASHEVILLE MALL  expansion                         Swap  *               24,322               7.3361%
COASTAL WAY  SPRING HILL FL                       Swap  *                7,572               7.2361%
CHESTERFIELD CROSSING                             Swap  *                7,093               7.2361%
GUNBARRELL POINTE                                 Swap  *               12,087               7.2361%
MERIDIAN MALL                                     Swap  *               80,000               7.1111%
SAND LAKE CORNER                                  Swap  *               14,012               7.1361%
SPRINGDALE MALL                                   Swap  *               21,661               7.1361%
SUTTON PLAZA                                      Swap  *               12,039               7.2361%
                                      -12-

THE LANDING AT ARBOR PLACE                        Swap  *               11,162               7.1111%
CREDIT LINES                                      Swap  *              126,971               6.9840%
CREDIT LINES                                                            19,029               7.7600%
                                                               ----------------
TOTAL CONVENTIONAL FLOATING RATE                                      $491,874

CONSTRUCTION LOANS
------------------
MERIDIAN MALL EXPANSION                                                  9,739               7.7450%
CREEKWOOD CROSSING                                                      10,303               7.7800%
THE LAKES MALL                                                          13,536               7.9850%
                                                               ----------------
TOTAL CONSTRUCTION LOANS                                                33,578


TOTAL VARIABLE DEBT                                                   $525,452
                                                               ----------------
WEIGHTED AVERAGE INTEREST RATE                                          7.164%
                                                               ----------------

TOTAL CONSOLIDATED & UNCONSOLIDATED                                 $1,451,409
                                                               ----------------
WEIGHTED AVERAGE INTEREST RATE                                          7.402%
                                                               ----------------

TOTAL BALANCE SHEET DEBT                                            $1,424,183
                                                               ----------------
WEIGHTED AVERAGE INTEREST RATE                                          7.386%
                                                               ----------------

TOTAL FIXED RATE UNCONSOLIDATED DEBT                                   $42,777
                                                               ----------------
WEIGHTED AVERAGE INTEREST RATE                                          8.853%
                                                               ----------------

TOTAL VARABLE RATE UNCONSOLIDATED DEBT                                  $5,627
                                                               ----------------
WEIGHTED AVERAGE INTEREST RATE                                          7.336%
                                                               ----------------

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                      CBL & ASSOCIATES PROPERTIES, INC.

                                              /c/ John N. Foy
                                      ------------------------------------
                                                 John N. Foy
                                           Vice Chairman,
                                          Chief Financial Officer and
                                                  Treasurer
                                          (Authorized Officer of the
                                                  Registrant,
                                        Principal Financial Officer and
                                         Principal Accounting Officer)



                             Date: February 1, 2001




                                      -14-